Exhibit 10.1

AMENDMENT TO EXECUTIVE RETIREMENT AGREEMENT

This Amendment to Executive Retirement Agreement (the “Agreement”) is entered into as of June 11, 2008 (the “Effective Date”), by and between Indevus Pharmaceuticals, Inc. (the “Company”) and Glenn L. Cooper, M.D. (“Dr. Cooper” and individually, a “Party,” and collectively, the “Parties”).

WHEREAS, Dr. Cooper and the Company previously entered into an Executive Retirement Agreement dated as of March 3, 2008 (the “Agreement”) whereby the Company retained the services of Dr. Cooper for at least one year and agreed to compensate him for his willingness to continue to provide such services to the Company and provide certain retirement benefits to him relating to his services as the Company’s Chief Executive Officer for over 14 years.

WHEREAS, Dr. Cooper and the Company desire to amend the Agreement to (i) extend the period for which Dr. Cooper is to provide services to the Company and (ii) make other related modifications to the Agreement, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term of Service. Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following in its stead:

“(a) The term of this Agreement (the “Term”) shall extend from the Effective Date through the date which is twelve (12) months following the CEO End Date. The “CEO End Date” as used herein shall mean the earlier of: (i) the date that the Company hires a replacement Chief Executive Officer, (ii) a future date to be mutually agreed upon between the Company and Dr. Cooper, or (iii) the termination of this Agreement in accordance with Section 4.”

2. Compensation and Benefits. Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following in its stead:

“(b) During the Term, in addition to the amounts payable under the first paragraph of this Section 2, Dr. Cooper shall continue (i) to be eligible for a bonus under the Company’s Fiscal Year 2008 CEO Bonus Plan, to be paid at the same time the Company makes any bonus payments under its Fiscal Year 2008 COO and Executive VP Bonus Plan, and which shall be calculated as if he served as the Chief Executive Officer for the entire fiscal 2008 regardless of the CEO End Date, (ii) to be eligible for a bonus under the Company’s future CEO Bonus Plans if he serves as CEO during such fiscal years, to be paid at the same time the Company makes any bonus payments under the COO and Executive VP Bonus Plans relating to such fiscal year, and which shall be pro rated for the period of time during such fiscal year that he served as CEO, and (iii) to be eligible to receive the health and dental benefits which are currently available to him under the Company’s plans and policies under the same terms that applied to him immediately prior to the Effective Date, subject to the terms of those plans and policies. Notwithstanding anything herein to the contrary, if Dr. Cooper serves the Company in the capacity of an independent contractor, his rights to benefits shall be limited to those benefits reserved only for the self-employed under the terms of the Company’s benefit plans except: (i) following Dr. Cooper’s retirement, he shall retain his rights and benefits (including those relating to retirement) under the Company’s equity benefit plans and his outstanding option, restricted stock and other equity awards issued thereunder; and (ii) as may be required by law pertaining to provision of COBRA health coverage.”

3. Binding Nature of Agreement. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

4. Use of the Agreement as Evidence. This Amendment may not be used as evidence in any subsequent proceeding of any kind, except one in which either Party alleges a breach of the terms of this Amendment or elects to use this Amendment as a defense to any claim.

5. Acknowledgments and Other Terms. Dr. Cooper agrees that he has carefully read and understands all of the provisions of this Amendment, that he has been advised to consult with and has consulted with an attorney, and that he is voluntarily entering this Amendment. Dr. Cooper further represents and acknowledges that in executing this Amendment, he is not relying and has not relied upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Amendment.

6. Interpretation. The language of all parts of this Amendment shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this Amendment. The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Amendment.

7. Counterparts. This Amendment may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Governing Law; Prevailing Party. To the extent not preempted by federal law, this Amendment shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles. In the event either Party retains legal counsel in connection with the enforcement of its rights under this Amendment and the other Party is found by a court having competent jurisdiction to have breached its obligations hereunder, the prevailing Party shall be entitled to recover all reasonable legal fees and related reasonable charges and disbursements incurred by it in connection with such enforcement action and any negotiations leading up to it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of the Effective Date.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Michael W. Rogers
Name:	Michael W. Rogers
Title:	Executive Vice President and Chief Financial Officer

/s/ Glenn L. Cooper, M.D.
GLENN L. COOPER, M.D.